Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2020 (the “Effective Date”), by and between A.M. Castle & Co., a Maryland corporation (the “Employer”), and Marec E. Edgar, a resident of Illinois (the “Employee”).

WITNESSETH:

WHEREAS, Employee is presently employed as President of Employer pursuant to that certain Amended and Restated Employment Agreement dated December 14, 2018 (the “Existing Employment Agreement”);

WHEREAS, the Board of Directors approved the promotion of Employee to the position of President and Chief Executive Officer of the Employer effective January 1, 2020 (the “Commencement Date”) and approved the Employee’s compensation pursuant to and consistent with a Resolution of the Board of Directors;

WHEREAS, in connection with Employee’s promotion to the position of President and Chief Executive Officer of Employer, Employer and Employee desire to amend and restate the Existing Employment Agreement in order to make certain changes thereto; and

WHEREAS, Employer and Employee agree that this Agreement shall amend and restate the Existing Employment Agreement in its entirety, as of the Effective Date, and that the Existing Employment Agreement shall terminate in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment. Employer has employed and hereby continues to employ Employee, and Employee hereby accepts such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be employed by Employer but may serve (and if requested by Employer shall serve) as an officer and/or director of any subsidiary or affiliate of Employer.

2.             Term. The term of employment under this Agreement shall commence on the Commencement Date and shall continue for three (3) years thereafter (such three-year period, the “Initial Term”) unless sooner terminated as contemplated herein; provided, however, that, unless sooner terminated as contemplated herein, beginning on the first day after the Initial Term and on every anniversary of such date thereafter (each a “Renewal Date”), the then-existing term of this Agreement shall automatically be renewed one additional year (any such renewal term, an “Extension Period”) unless either party gives the other written notice of non-renewal not less than three hundred sixty-five days (365) days prior to the end of the Initial Term (or the Extension Period, as applicable). For the avoidance of doubt, notice of non-renewal of this Agreement given at any other time shall be void and ineffective. Written notice of non-renewal by Employer shall be solely pursuant to a duly adopted resolution of Employer’s board of directors (the “Board”). Upon the date of expiration of the term of this Agreement, Employee shall cease to be employed and shall have no further rights, including but not limited to rights under Section 8, or obligations hereunder, except obligations set forth in Sections 3, 10 and 11.

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3.             Compensation and Benefits.

(a)           Employer shall pay to Employee as compensation for all services rendered by Employee a base salary of Six Hundred Thousand Dollars ($600,000.00) per year during the Initial Term, or such other sums as the parties may mutually agree on from time to time, payable in accordance with Employer’s regular payroll practices as in effect from time to time with respect to all office employees of Employer, but no less frequently than monthly (“Base Salary”). The Board or, if the same is established, the human resources or compensation committee of the Board (the “Compensation Committee”) shall have the right to increase Employee’s Base Salary from time to time, and Employee shall be entitled to an annual or more frequent review thereof as determined by the Board, with the first such review to occur in the first calendar quarter of Employer’s 2021 fiscal year. Such increased Base Salary then shall become Employee’s “Base Salary” for purposes of this Agreement.

(b)          The Board or Compensation Committee, in its good faith discretion, reasonably exercised, may, with respect to any year during the term hereof, award an incentive opportunity bonus or bonuses to Employee; provided, however, that Employer shall annually provide Employee with a short-term incentive plan (the “STIP”) to be determined by the Board or the Compensation Committee. Employee’s target payment under the STIP (the “Target STIP”) shall be one hundred twenty-five percent (125%) of Base Salary, and Employee’s maximum payment under the STIP shall be three hundred twelve and one-half percent (312.50%) of Base Salary, or such other amounts as may be approved by the Board or the Compensation Committee. The STIP shall be on the terms and conditions as determined by the Compensation Committee and established by written summary delivered to Employee no later than March 15 of the applicable year(s). The compensation provided for in this Section 3(b) shall be in addition to any pension, 401(k), or profit sharing payments set aside or allocated for the benefit of Employee in either a tax qualified plan or otherwise.

(c)           Employer shall reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, in accordance with Employer’s expense reimbursement policy; provided, however, that Employee must furnish to Employer an itemized account, in form satisfactory to Employer, in substantiation of such expenditures.

(d)          Employee shall be entitled to such fringe benefits including, but not limited to, life, medical, disability, and family insurance benefits as may be provided from time to time by Employer to other senior officers of Employer and on an economic basis consistent with past practices and policies of Employer.

(e)          To the extent permitted by applicable law and terms of the benefit plans, Employer shall include in Employee’s credited service, in any case where credited service is relevant in determining eligibility for or benefits under any employee benefits plan, Employee’s service for any parent, subsidiary or affiliate of Employer or for any entity acquired by, or other predecessor of, Employer.

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(f)           Employer shall provide Employee with an auto allowance and a mobile telephone allowance during the term of the Agreement, as may be provided from time to time by Employer to other senior officers of Employer and on an economic basis consistent with past practices and policies of Employer.

(g)          The amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement to be provided in any other calendar year. Reimbursement of eligible expenses will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h)          Restructuring Compensation.

(i)             Employee and Employer agree that, in connection with the Employer’s 2017 restructuring (the “Restructuring”), Employer has established a customary management incentive plan (as amended, restated and/or replaced from time to time, the “MIP”) under which officers and other key employees of Employer, including Employee, (a) received New Notes (as defined in the relevant Restructuring Support Agreement, including the term sheet attached thereto (the “RSA”), or other relevant Restructuring documents), convertible into shares of the new common stock of the restructured Employer, and (b) have received and shall continue to be eligible to receive, in the aggregate, incentive awards denominated or payable in cash, notes and/or shares of the new common stock of the restructured Employer. The shares reserved under the MIP, whether granted directly under the MIP or issuable upon conversion of New Notes granted under the MIP (the “MIP Aggregate Equity”), shall be equal in the aggregate to ten percent (10%) of the equity of the restructured Employer as of the effective date of the Restructuring on a fully diluted basis (exclusive of any shares of new common stock issuable upon conversion of any New Notes issued to purchasers for new money in the Rights Offering (as defined in the RSA) but including any shares of new common stock attributable to original issue discount or the Put Option Payment (as defined in the RSA). Employer and Employee agree that the MIP provided for a grant of sixty percent (60%) of the MIP Aggregate Equity (inclusive of the New Notes portion) on the effective date of the Restructuring (the “Initial 60% Award”) and that forty percent (40%) the MIP Aggregate Equity under the MIP has been reserved for issuance in respect of awards to be granted pursuant to the MIP following the Restructuring, in the discretion of the Board (such reserved amount, plus any granted but unvested shares or New Notes that for any reason in accordance with the MIP are forfeited by MIP participants and returned to the MIP Aggregate Equity, the “Reserved 40%”). Upon a Change in Control, the Board shall allocate the full amount of any then-unallocated portion of the Reserved 40%; provided, that the Board shall, with respect to the Reserved 40%, have the sole discretion to determine the recipients thereof and the allocation among such recipients, which recipients may or may not include Employee. Employee has already received his allocation of the Initial 60% Award, and the allocation to Employee with respect to the Reserved 40%, if any, shall be determined by the Board in its sole discretion.

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(ii)            Employee shall be eligible to participate in such long-term incentive compensation plans that have been approved or may in the future be approved by the shareholders of Employer and administered by the Board.

(iii)           For purposes of this Section 3(h), Employee shall be considered to have “continued employment” on a given date notwithstanding (a) Employee’s death or termination by Employer due to disability on or before such date, (b) termination by Employee of his employment hereunder on or before such date for good reason, or (c) termination by Employer of Employee’s employment hereunder on or before such date without good cause.

(i)            If Employee’s employment hereunder terminates effective at the end of the Initial Term or any Extension Period solely by reason of a non-renewal thereof in accordance with Section 2 hereof (and, for avoidance of doubt, not under any circumstances specified in Section 7 or 8 hereof), Employee shall be entitled to receive the compensation and benefits set forth in this Section 3(i).

(A)          If such termination is by reason of a non-renewal by Employer, Employee shall be entitled to receive (i) all salary earned but not yet paid through the date of termination, and (ii) (x) any prior-year STIP compensation earned but not yet paid, and the prorated portion of any current year STIP compensation as and when determined in the ordinary course of the calculation of current year STIP award due to other executive officers of Employer, and (y) any and all options, rights or awards under the Reserved 40% that have been granted to, and that have not been forfeited by, Employee before the date of such termination, if any, shall vest on a prorated basis to reflect the portion of the applicable vesting period lapsed as of the date of termination.

(B)           If such termination is by reason of a non-renewal by Employee, Employee shall be entitled to receive all salary earned but not yet paid through the date of termination.

4.             Duties. Employee is engaged and shall serve as President and Chief Executive Officer of Employer and, as may be requested by Employer from time to time, any other direct or indirect subsidiaries of Employer that may be formed or acquired. In addition, Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board and consistent with the office of President and Chief Executive Officer. These services shall be provided from offices located in Oak Brook, Illinois, or such other location as may be mutually agreed.

5.             Extent of Services; Vacations and Days Off.

(a)           During the term of his employment under this Agreement, Employee shall devote substantially his full business time, energy and attention to the benefit and business of Employer as may be necessary in performing his duties pursuant to this Agreement, subject to the following sentence. Employee shall not provide services of a business nature to any other person except that Employee may engage in the Permitted Activities (as defined in Section 11(e)) provided that such activities do not significantly interfere with Employee’s performance of his duties hereunder. In order to maximize Employee’s efficiency and effectiveness for Employer, Employee may utilize the services of his executive assistant to assist Employee with de minimis personal matters.

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(b)           Employee shall be entitled to paid time off (“PTO”) in accordance with the policy of Employer as may be established from time to time by Employer and applied to other senior officers of Employer; provided, however, that Employee shall annually be entitled to the maximum amount of PTO afforded to any other officer of Employer, but no less than four (4) weeks per full calendar year worked, and that up to one (1) week of unused PTO in each year may be carried over to be used in the following year (in addition to the normal maximum allotment for such following year).

6.             [Reserved]

7.             Illness or Incapacity; Termination on Death or Permanent Disability.

(a)           If during the term of this Agreement Employee becomes permanently disabled, as defined below, or dies, Employer shall pay to Employee or his estate compensation through the date of death or determination of permanent disability, including salary, any prior-year STIP compensation earned but not yet paid and the prorated portion of any current year STIP as and when determined in the ordinary course of the calculation of current year STIP due to other executive officers of Employer. Employer shall continue to provide medical insurance and other benefits to which Employee’s dependents would otherwise have been entitled for 90 days following the date of death or determination of permanent disability, provided that Employee and Employee’s dependents, as applicable, shall continue to pay the active-employee contribution toward such benefits. Effective upon the date of death or determination of permanent disability, any and all options, rights or awards under any of Employer’s incentive compensation plans that have been granted to, and that have not been forfeited by, Employee before the date of death or termination on account of permanent disability shall immediately vest on a prorated basis to reflect the portion of the applicable vesting period lapsed as of the date of death or termination on account of permanent disability. Except for the benefits set forth in the preceding sentences and any life or disability insurance benefits included in the benefit package provided at such time by Employer to Employee, Employer shall have no additional financial obligation under this Agreement to Employee or his estate. After receiving the payments and health, life, or disability insurance benefits provided in this subparagraph (a), Employee and his estate shall have no further rights under this Agreement.

(b)           The terms “permanently disabled” and “permanent disability” as used in this Agreement shall mean that Employee is unable to engage in any substantial gainful activity for a period of at least ninety (90) consecutive days (provided that a return to full work status of less than five full days shall be deemed not to interrupt the calculation of such 90 days), or one hundred twenty (120) days in any twelve (12) month period, by reason of any physical or mental impairment. In the event that Employee becomes “permanently disabled,” the Board may terminate Employee’s employment under this Agreement upon written notice. If any determination with respect to “permanent disability” is disputed by Employee, Employee agrees to abide by the determination of a qualified, independent physician selected by Employer in good faith. Employee agrees to make himself available for and submit to examinations by such physician as may be reasonably directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

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(c)               All rights of Employee under this Agreement (other than rights already accrued) shall terminate upon Employee’s permanent disability, although Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance that may be carried by or provided by Employer from time to time. For the avoidance of doubt, during any period of disability, illness or incapacity during the term of this Agreement that renders Employee at least temporarily unable to perform the services required under this Agreement and does not result in Employee’s permanent disability, Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any STIP compensation earned during such period, less any benefits received by him under any disability insurance carried by or provided by Employer.

8.             Terminations Other Than For Death or Disability.

(a)            By Employee

(i)             Employee may terminate his employment hereunder for any reason whatsoever other than “good reason” upon giving at least thirty (30) days’ prior written notice. In addition, Employee shall have the right to terminate his employment hereunder at any time for “good reason.” As used herein, “good reason” means the occurrence of any of the following: (1) the relocation of Employee’s office to a location outside the State of Illinois or more than fifty (50) miles from its present location, (2) Employee no longer holds the principal executive office held by Employee on the Effective Date, (3) a change in reporting structure of Employer where Employee is required to report to someone other than the Board or the Chief Executive Officer, (4) any action or inaction that constitutes a material breach by Employer of this Agreement (other than with respect to any provision of this Agreement covered by any of clauses (1) through (3) of this definition of “good reason”), or (5) any Change in Control in connection with which (A) this Agreement is not assumed or continued by any purchaser, acquirer, controlling person or successor to Employer (an “Acquiror”) and (B) Employee is not offered employment by such Acquiror for the same or a substantially similar executive position and with the same or substantially similar compensation and other benefit opportunities in the aggregate, in each case as enjoyed by Employee immediately before the Change in Control (provided, however, that (i) if Employee receives gross aggregate proceeds (whether in cash or property) in excess of two million dollars ($2,000,000) as a result of such Change in Control in respect of options, rights or awards under any of Employer’s incentive compensation plans (including shares held following the exercise of any option), with the value of the non-cash portion, if any, of such proceeds being determined in good faith by the Board at fair market value as of the date of such Change in Control, the determination of whether Employee is offered “substantially similar compensation and other benefits opportunities” shall be made without regard to equity-based compensation opportunities, and (ii) if clause (i) does not apply, equity-based compensation opportunities offered by such Acquiror shall be deemed to be “substantially similar” to the equity-based compensation opportunities enjoyed by Employee immediately before the Change in Control if such equity-based compensation opportunities offered by Acquiror are on market-appropriate terms for a company of Employer’s size and industry). Notwithstanding the foregoing, Employee will not have “good reason” to terminate his employment unless (i) he provides the Board with a written notice detailing the specific circumstances alleged to constitute “good reason” within ninety (90) days after Employee first learns (or should have learned) of the first occurrence of such circumstances, (ii) Employer is given a period of thirty (30) days following receipt of such written notice to cure the applicable “good reason” condition, if susceptible to cure, and (iii) Employee actually terminates employment within thirty (30) days following the expiration of Employer’s thirty (30) day cure period described above.

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(ii)            If Employee gives notice to terminate his employment without “good reason” pursuant to the first sentence of Section 8(a)(i) above, Employer shall have the right to waive all or any portion of the required notice period, and terminate Employee’s employment early, without re-characterizing such termination as a voluntary termination by Employee without “good reason”; provided, however, that notwithstanding such early termination, Employee shall remain entitled to payment of compensation and all other benefits to which Employee would have been entitled hereunder in respect of such notice period in the absence of such early termination.

(iii)           If Employee terminates his employment hereunder with “good reason” effective on a date earlier than the end of the Initial Term or any then-applicable Extension Period, then (a) any and all options, rights or awards under any of Employer’s incentive compensation plans that have been granted to, and that have not been forfeited by, Employee before the date of such termination shall immediately vest on a prorated basis to reflect the portion of the applicable vesting period lapsed as of the date of termination; (b) Employee shall receive a cash severance amount (the “Cash Severance”) equal to the product of (x) Employee’s Applicable Base (as defined below) and (y) two (2) (the “Severance Multiple”), such Cash Severance (in all circumstances contemplated under this Agreement) to be paid:

(1)               sixty-five percent (65%) upon the next regular payroll date of Employer following the effectiveness of the Release (as defined below) and the remaining thirty-five percent (35%) in equal monthly installments for six (6) months beginning on the first (1st) regular payroll date of Employer following the six (6) month anniversary of the effective date of termination, except that in the event of a Qualifying Change in Control (as defined below) occurring prior to any scheduled payment date for such deferred payments, such deferred payments shall be paid in full in a single lump sum on the later of (x) the closing date of such Qualifying Change in Control and (y) the first (1st) regular payroll date of Employer following the six (6) month anniversary of the effective date of the termination; or

(2)               in the case of a termination upon or within twenty-four (24) months following a Qualifying Change in Control, in a single lump-sum payment on the effective date of the termination.

(c) subject to Employee’s timely election and COBRA continuation of health insurance continuation coverage under Employer’s applicable benefit plans, a monthly cash reimbursement, for the period of two (2) years following the termination of the Agreement (or if earlier, until Employee ceases enrollment in such continuation coverage), of the portion of Employee’s cost of COBRA premiums that is in excess of the active-employee cost of such coverage (which active-employee cost shall be the responsibility of Employee), with such monthly cost-reimbursement being paid by Employer directly to the coverage provider in accordance with Employer’s past practices; (d) Employee shall continue to receive the perquisites specified in Section 3(f) for the period of one (1) year following the termination of the Agreement (provided, however, that if such perquisites are not available under Employer’s benefit plans or applicable law, Employer shall be responsible for the reasonable cost of providing equivalent perquisites); and (e) the prorated portion, up to and including the termination date, of any current year STIP as and when determined in the ordinary course of the calculation of current year STIP due to other executives of Employer. The benefits described in clauses (a) through (e) above shall be referred to herein as the “Severance Benefits.” For the avoidance of doubt, to the extent that any of the Severance Benefits (in relation to any form of termination of employment under this Agreement) are deferred and not paid in full to Employee on the effective date of his termination, and Employee should later die prior to receiving such deferred Severance Benefits, any outstanding Severance Benefits due and owing to Employee at the time of his death shall be paid in full in a single lump sum to Employee’s estate upon presentation to Employer of a certified death certificate. As used herein, the term “Qualifying Change in Control” means a Change in Control (as defined below) that constitutes a change in the ownership or effective control of Employer, or in the ownership of a substantial portion of the assets of Employer, in either case within the meaning of Section 409A (as defined below).

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For purposes of this Agreement, the “Applicable Base” shall be the sum of (a) the annual rate of Employee’s Base Salary pursuant to Section 3(a) in effect at the time of termination of employment (but no less than such rate of such Base Salary as of the Effective Date) and (b) the amount of Employee’s Target STIP award for the year in which the termination occurs (but no less than the amount of such Target STIP for the year in which the Effective Date occurs).

(b)           By Employer for Good Cause

(i)             Employer may terminate the employment of Employee hereunder for “good cause” (as defined below) immediately upon written notice.

(ii)              As used herein, “good cause” shall mean:

(1)               Employee’s conviction of, or entry of a plea of guilty or “nolo contendere” to, either (x) a felony or (y) any other crime that has, or could be reasonably expected to have, a materially adverse impact on the performance of Employee’s duties to Employer or otherwise result in material injury to the reputation or business of Employer;

(2)               Employee’s engaging in criminal misconduct involving moral turpitude if, as a result, in the reasonable judgement of Employer, Employee’s credibility and reputation no longer conform to the standard required of Employer’s executives;

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(3)               Employee’s willful failure to take actions permitted by law and necessary to implement Employer’s policies that the Board (or Employee’s direct supervisor) has communicated to him in writing, provided that such policies that are reflected in minutes of a Board meeting attended in its entirety by Employee shall be deemed communicated to Employee;

(4)               Employee’s willful and continued failure to devote substantially his full business time, energy and attention to his duties as an executive officer of Employer or its affiliates as contemplated in Section 5(a) above, following written notice from the Board (or Employee’s direct supervisor) to Employee of such failure; or

(5)               Employee’s willful breach of any material provision of this Agreement.

With respect to clauses (2) through (5) above, such circumstances shall not constitute “good cause” unless Employee has failed to cure such circumstances within thirty (30) days following written notice thereof from Employer identifying in reasonable detail such circumstances constituting “good cause”; provided, that during such cure period Employee shall not be entitled to any compensation hereunder other than continued payment of Base Salary and benefits pursuant to Section 3(d) and Section 3(f), and upon Employee’s failure to cure, the termination of employment shall be deemed effective as of the date of Employer’s delivery of written notice of termination for “good cause.” For purposes of this Agreement, no act or failure to act on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Employer. Any act or failure to act pursuant to express authority given by resolution duly adopted by the Board or pursuant to the advice of legal counsel for Employer or any of its subsidiaries shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Employer.

(iii)          Termination of the employment of Employee by Employer (other than by reason of any non-renewal of employment in accordance with Section 2 or by reason of Employee’s death or permanent disability in accordance with Section 7) shall, unless such termination is for a reason expressly specified in this Agreement as good cause, be deemed to be a termination of employment by Employer “without good cause.”

(c)            By Employer Without Good Cause

(i)             Employer may terminate the employment of Employee hereunder without “good cause” immediately upon written notice. If Employer shall terminate the employment of Employee without “good cause” (other than due to permanent disability) effective on a date earlier than the end of the Initial Term or any then-applicable Extension Period, then Employee shall be entitled to receive the Severance Benefits.

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(ii)            The parties agree that, because there can be no exact measure of the damages that would occur to Employee as a result of a termination by Employer of Employee’s employment without “good cause,” the payments and benefits paid and provided pursuant to Section 8 shall be deemed to constitute liquidated damages and not a penalty for Employer’s termination of Employee’s employment without “good cause,” and Employer agrees that Employee shall not be required to mitigate his damages.

(d)           Change in Control

(i)             If a Change in Control of Employer shall occur, then (a) the Board shall grant and allocate the full amount of any then-ungranted or unallocated portion of the Reserved 40% no later than immediately before the date of such Change in Control; provided, that the Board shall, with respect to the Reserved 40%, have the sole discretion to determine the recipients thereof and the allocation among such recipients, which recipients may or may not include Employee; and (b) any and all options, rights or awards under any of Employer’s incentive compensation plans that have been granted to, and that have not been forfeited by, Employee before the date of such Change in Control (including, for the avoidance of doubt, any awards granted or allocated in accordance with the preceding clause (a) of this Section 8(d)(i)) shall be deemed to have vested in full as of immediately before the date of such Change in Control.

(ii)            If the employment of Employee is terminated “in connection with a Change in Control” (as defined below), then, for purposes of determining the Severance Benefits, (I) the Severance Multiple shall be two and one-half times (2.5x) and (II) the period of COBRA premium reimbursement under clause (d) of Section 8(a)(iii) above shall be two and one-half (2.5) years. Notwithstanding the foregoing sentence or anything to the contrary in Section 8(a)(iii), if the employment of Employee is terminated in connection with a Change in Control, the Severance Benefits payable to Employee as a result thereof shall, to the extent (and only to the extent) that the pre-tax value of all Cash Severance (as such term is used herein and in each other Covered Executive’s respective employment agreement with Employer, as in effect from time to time) and payment of prorated STIP under section 8(a)(iii)(e) (or under the analogous provision in each other Covered Executive’s respective employment agreement with Employer, as in effect from time to time) (and, for the avoidance of doubt, excluding all other severance benefits) payable to all Covered Executives as a result of terminations of employment within thirty (30) days before or after such Change in Control (the “Aggregate Change in Control Severance”) exceeds $4.0 million, Employee’s Severance Benefits shall be reduced, dollar-for-dollar, by an amount equal to the pre-tax value of the share of the Aggregate MIP Value received by Employee in respect of his options, rights or awards under Employer’s incentive compensation plans, including shares held following the exercise of any option); provided, however, that (a) the amount of such reduction shall not exceed Employee’s pro rata share of $3.2 million (pro rata by reference to Employee’s share of the Aggregate MIP Value received by all Covered Employees); and (b) Employee’s Severance Benefits shall not be reduced below Employee’s pro rata share of $4.0 million (pro rata by reference to the Executive’s share of the aggregate Change in Control Severance with respect to such Change in Control). For purposes of this Section 8(d)(ii):

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(1)         A termination of employment shall be deemed to be “in connection with a Change in Control” (A) if Employer terminates the employment of Employee hereunder without “good cause” (other than due to permanent disability) either on the effective date of a Change in Control, or in anticipation of or preparation for a reasonably expected and specific Change in Control (as determined by the Board in good faith), or (B) if, within twenty-four (24) months following a Change in Control, either Employer terminates the employment of Employee hereunder without “good cause” (other than due to permanent disability) or Employee terminates his employment hereunder with “good reason.”

(2)        The value of severance benefits to any Covered Executive shall be determined by the Board in good faith, without discounting for present value, and with the value of any non-cash components of such benefits being determined at fair market value as of the date of such Change in Control.

(3)        The term “Aggregate MIP Value” means, with respect to any Change in Control, the aggregate pre-tax value of the proceeds (whether in cash or property) received by all of the Covered Executives as a result of such Change in Control in respect of options, rights or awards under any of Employer’s incentive compensation plans (including shares held following the exercise of any option) and held by such Covered Executives, with the value of the non-cash portion, if any, of such proceeds being determined in good faith by the Board at fair market value as of the date of such Change in Control.

(4)         The term “Covered Executives” means each of Employer’s employees listed on Schedule 2 attached hereto.

(iii)            The term “Change in Control” shall mean any of the following that occurs after the Effective Date:

(1)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), other than any Designated Holder (as defined below) or Designated Holders acting as a group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing forty percent (40%) or more of the combined voting power of Employer’s then-outstanding voting securities entitled to vote generally in the election of directors;

(2)         members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the consummation of the Restructuring whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (with the term “Incumbent Board” to mean the members of the Board as of immediately following the consummation of the Restructuring);

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(3)         approval by the shareholders of Employer of a complete dissolution or liquidation of Employer;

(4)        any sale or disposition to a Person of all or substantially all of the assets of Employer (including by way of merger of any direct or indirect subsidiary of Employer with any other corporation or entity); and

(5)         there is consummated a merger or consolidation of Employer, other than (A) a merger or consolidation immediately following which the individuals who constitute the Incumbent Board immediately prior thereto constitute at least a majority of the board of directors of Employer, the entity surviving such merger or consolidation, or, if Employer or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation (or similar transaction) following which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of Employer or the entity surviving such merger or consolidation (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing forty percent (40%) or more of the combined voting power of the then-outstanding securities of Employer or the entity surviving such merger or consolidation (other than a Person that was, prior to such merger or consolidation (or similar transaction) a Beneficial Owner, directly or indirectly, of securities of Employer representing forty percent (40%) or more of the combined voting power of Employer’s then-outstanding securities), or (C) a merger or consolidation (or similar transaction) following which the individuals and entities that were the Beneficial Owners of the outstanding voting securities of Employer remain direct or indirect Beneficial Owners of forty percent (40%) or more of the combined voting power of the then-outstanding securities of Employer or the entity surviving such merger or consolidation.

As used herein, the term “Designated Holder” means any of the following, or any of their respective controlled affiliates, or any fund or account managed, advised or controlled by any of the following or any of their respective controlled affiliates: Highbridge Capital Management, LLC, Wolverine Asset Management, LLC, Corre Partners Management, LLC, Whitebox Advisors LLC, and SGF, Inc.

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(e)            If the employment of Employee is terminated for “good cause” or if Employee voluntarily terminates his employment without “good reason,” Employer shall pay to Employee any compensation earned but not paid to Employee prior to the effective date of such termination and shall provide such benefits as are required by applicable law or the terms of relevant benefit plans of Employer; provided, that for purposes of this sentence, any unpaid prior-year STIP shall be forfeited as of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement.

(f)            Employer’s obligations to provide the Severance Benefits or any benefits pursuant to clause (ii) of Section 3(i)(A) above shall be conditioned upon Employee’s timely execution, delivery to Employer, and non-revocation of the release of claims substantially in the form attached hereto as Appendix A (the “Release”), and the expiration of the period (if any) during which the Release can be revoked within the fifty-five (55) day period following Employee’s date of termination; provided, that, if such fifty-five (55) day period spans two (2) calendar years, no Severance Benefits that would constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid or commenced to be paid until the second year, with the first payment including any amount that would have been paid during such fifty-five (55) day period but for this sentence being made promptly following such fifty-five (55) day period. Employer and Employee agree that, should Employer fail to provide the Severance Benefits to Employee, the Release shall be void ab initio.

9.             Inventions and Other Intellectual Property. Employee agrees that during the term of his employment by Employer, he will disclose to Employer (and no one else) all, and will not use for his own benefit or otherwise misappropriate any, ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to A.M. Castle’s Business (as defined below), whether acquired by Employee before or during his employment by Employer. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development, or existing or future products or services of Employer and that are conceived, developed, or made by Employee while employed by Employer (“Work Product”) belong to Employer. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title, and interest therein shall vest in Employer. To the extent that any Work Product is not deemed a “work made for hire” under applicable law, or all right, title, and interest in and to such Work Product has not automatically vested in Employer, Employee hereby irrevocably assigns, transfers, and conveys, to the full extent permitted by applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to Employer without further consideration. Employee will promptly disclose such Work Product to Employer and perform all actions requested by Employer (whether during or after employment) to establish and confirm such ownership (including without limitation, assignments, consents, powers of attorney, and other instruments). Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

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10.           Confidential Information and Trade Secrets; Non-Disparagement.

(a)            For purposes of this Agreement, the term “A.M. Castle’s Business” shall mean any business in which Employer or any of its subsidiaries is engaged, including, without limitation, the business of distributing specialty metals to customers within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, and retail sectors in the Restricted Area (as defined below). In this business, Employer generates a tremendous volume of Confidential Information and Trade Secrets, which it hereby agrees to share with Employee, and which Employee will have access to and knowledge of through or as a result of Employee’s employment with Employer. “Confidential Information and Trade Secrets” includes any information, data or compilation of information or data developed, acquired or generated by Employer, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by Employee at the request of or for the benefit of Employer or while employed by Employer) that is not generally known to persons who are not employees of Employer, and that Employer generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by Employer.

(b)           “Confidential Information and Trade Secrets” includes, but is not limited to, the following information and materials:

(i)            Financial information, of any kind, pertaining to Employer, including, without limitation, information about the profit margins, profitability, income and expenses of Employer or any of its divisions or lines of business;

(ii)           Names and all other information about, and all communications received from, sent to or exchanged between, Employer and any person or entity that has purchased, contracted, hired, or chartered equipment, vehicles, vessels, personnel or services, or otherwise entered into a transaction with Employer regarding A.M. Castle’s Business, or to which Employer has made a proposal with respect to A.M. Castle’s Business (such person or entity being hereinafter referred to as “Customer” or “Customers”);

(iii)          Names and other information about Employer’s employees, including their experience, backgrounds, resumes, compensation, sales or performance records or any other information about them;

(iv)         Any and all information and records relating to Employer’s contracts, transactions, charges, prices, or sales to its Customers, including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information regarding transactions between Employer and any of its Customers;

(v)           All information about the employees, agents or representatives of Customers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to A.M. Castle’s Business (each such individual being hereinafter referred to as a “Customer Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, and duties, and all records of communications to, from or with any such Customer Representative;

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(vi)         Any and all information or records relating to Employer’s contracts or transaction with, or prices or purchases from any person or entity from which Employer has purchased or otherwise acquired goods or services of any kind used in connection with A.M. Castle’s Business (each such person or entity being hereinafter referred to as a “Supplier”), including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information documents regarding amounts charged by or paid to suppliers for products or services;

(vii)         All information about the employees, agents or representatives of Suppliers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to A.M. Castle’s Business (each such individual being hereinafter referred to as “Supplier Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, and duties, and all records of communications to, from or with any such Supplier Representative;

(viii)        Employer’s marketing, business and strategic growth plans, methods of operation, methods of doing business, cost and pricing data, and other compilations of information relating to the operations of Employer.

(c)           Employee acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records that contain, reflect or describe any Confidential Information and Trade Secrets belong exclusively to Employer. Employee shall promptly return such materials and all copies thereof in Employee’s possession to Employer upon termination of his employment, regardless of the reasons therefor.

(d)           During Employee’s employment with Employer and thereafter, Employee will not copy, publish, convey, transfer, disclose or use, directly or indirectly, for Employee’s own benefit or for the benefit of any other person or entity (except Employer) any Confidential Information and Trade Secrets. Employee’s obligation shall continue in full force and effect at all times during and after the termination of Employer’s employment. Employee will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Employer. Notwithstanding the foregoing, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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(e)           Employee agrees that at no time during or following his employment with Employer shall he make any disparaging, defamatory, or untrue public comments (whether orally, in writing, through electronic media, or otherwise) regarding Employer or any of its affiliates, or any of its or their respective current or former shareholders, directors, officers, or employees in any respect. Employer agrees to use reasonable efforts to instruct each of its directors and officers to, at no time during or following Employee’s employment with Employer, make any disparaging, defamatory, or untrue public comments (whether orally, in writing, through electronic media, or otherwise) regarding Employee in any respect.

Notwithstanding anything herein to the contrary, or in any agreement or communication between Employer and Employee, (x) the confidentiality and nondisclosure obligations herein shall not prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any other governmental agency, any self-regulatory organization or any other state or federal regulatory authority, regarding any possible securities law violations, and (y) Employer shall not enforce or threaten to enforce, any confidentiality agreement or other similar agreement, nor take or threaten to take any other action against Employee for engaging in the types of communications described in (x) above.

11.          Noncompetition and Nonsolicitation.

(a)           During the term of Employee’s employment, Employer agrees to provide, and to continue to provide Employee, on a daily, weekly, monthly and continual basis, access to, and the use of, its “Confidential Information and Trade Secrets” concerning A.M. Castle’s Business, and Employer’s employees, Customers and Customer Representatives, Suppliers and Supplier Representatives and Employer’s transactional histories with all of them, as well as information about the logistics, details, revenues and expenses of A.M. Castle’s Business, in order to allow Employee to perform Employee’s duties under this Agreement, and to develop or continue to solidify relationships with Customers, Customer Representatives, Suppliers and Supplier Representatives. Employee acknowledges that new and additional Confidential Information and Trade Secrets regarding each of these matters is developed by Employer as a part of its continuing operations, and Employer hereby agrees to provide Employee access to and use of all such new, additional and continuing Confidential Information and Trade Secrets, and Employee acknowledges that access to such new, additional and continuing Confidential Information and Trade Secrets is essential for Employee to be able to perform, and to continue to perform, Employee’s duties under this Agreement. In addition, Employer agrees to provide, and to continue to provide, training, education, direction and development to Employee with respect to all of Employer’s business methods, processes, procedures, software and information, including newly developed and newly discovered information, in order to ensure that Employee can perform Employee’s duties hereunder and participate in A.M. Castle’s Business.

(b)          In consideration of Employer’s agreement to provide Employee with access to and use of its Confidential Information and Trade Secrets, including new, additional and continuing Confidential Information and Trade Secrets, and to provide training, Employee agrees to refrain from competing with Employer, or otherwise engaging in Restricted Activities, within the Restricted Area, each as defined herein, during the Restricted Period.

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(c)               Restricted Period. Employee agrees that Employee will not, directly or indirectly, engage in any of the Restricted Activities within the Restricted Area during the Restricted Period. For purposes of this Agreement, the “Restricted Period” shall mean the term of Employee’s employment with Employer, including the Initial Term and any Extension Period, and thereafter until the later of (A) the expiration of the two (2) -year period following the termination of such employment or (B) if such employment is terminated pursuant to Section 8(d)(ii) or Section 8(d)(iii) of this Agreement, the expiration of the two and one-half (2.5) year period following the termination of such employment (the “Restricted Period”), provided, however, that the foregoing shall not prohibit or restrict Employee from engaging in the practice of law.

(d)           Restricted Activities. Restricted Activities shall mean and include all of the following:

(i)            directly or indirectly, owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as an employee, officer, director, agent, independent contractor, recruiter, consultant, partner, shareholder, investor, lender, underwriter or in any other individual or representative capacity in, any person, entity or business that is engaged in A.M. Castle’s Business (a “Restricted Enterprise”). The restrictions of this section shall not be violated by (i) the ownership of no more than 5% of the outstanding securities of any company whose stock is publicly traded or (ii) following the termination of Employee’s employment with Employer, his employment by a law firm, a certified public accounting firm, or a commercial or investment bank that may have as a client or customer: (A) a Restricted Enterprise or (B) any of the clients or customers of Employer with whom Employer did business during the term of Employee’s employment, so long as Employee does not directly or indirectly serve, advise or consult in any way such Restricted Enterprise or client or customer of Employer, respectively, during the Restricted Period.

(ii)              Recruiting, hiring or attempting to recruit or hire, either directly or by assisting others, any other employee of Employer, or any of its customers or suppliers in connection with A.M. Castle’s Business. For purposes of this covenant, “any other employee” shall include employees, consultants, independent contractors or others who are still actively employed by, or doing business with, Employer, its Customers or Suppliers, at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six months prior to the date of such attempted recruiting or hiring;

(iii)            Communicating, by any means, soliciting or offering to solicit the purchase, performance, sale, furnishing, or provision of any equipment, services, or products that constitute any part of A.M. Castle’s Business to, for or with any Customer, Customer Representative, Supplier or Supplier Representative; and

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(iv)             Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to or for the use or benefit of Employee or any other person or entity other than Employer.

(e)            Permitted Activities. Subject to Section 5(a) and Section 10, no provision of this Agreement shall prohibit (i) Employee’s continued consulting positions, officer positions, board memberships and service with board committees and/or investments in the entities listed on Schedule 1 attached hereto (the “Scheduled Entities”) provided that (A) Employee’s role or amount of time spent with respect to any of the Scheduled Entities does not expand or increase from that in effect on the Commencement Date, and (B) the nature and scope of the services and/or products provided by the Scheduled Entities does not change from that in effect on the Commencement Date, or (ii) such other activities as may be approved by the Board at any time after the Effective Date (collectively, the “Permitted Activities”).

(f)            Restricted Area. The Restricted Area shall mean and include anywhere in the world.

(g)          Agreement Ancillary to Other Agreements. This covenant not to compete is ancillary to and part of other agreements between Employer and Employee, including, without limitation, Employer’s agreement to disclose, and to continue to disclose, its Confidential Information and Trade Secrets, and its agreement to provide, and to continue to provide, training, education and development to Employee.

(h)           Independent Agreements. The parties hereto agree that the foregoing restrictive covenants set forth herein are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants. Notwithstanding the foregoing, Employee’s non-competition restrictions under this Agreement shall be void ab initio to the extent that the Severance Benefits are owed to Employee pursuant to Section 8 above and are not actually paid to Employee at the time scheduled for payment thereof in accordance with this Agreement (subject to Employer’s right to cure any non-payment within sixty (60) days following Employee’s written notice of non-payment to the Board or, if Employer disputes in good faith Employee’s rights to the Severance Benefits, within sixty (60) days following the final resolution of such dispute).

(i)            Equitable Reformation. The parties hereto agree that if any portion of the covenants set forth herein are held to be illegal, invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable herein to be illegal, invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area that is determined to be reasonable, non-arbitrary and not illegal or against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer and the Confidential Information and Trade Secrets and training provided by Employer to Employee.

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12.          Injunctive Relief. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates or attempts or threatens to violate the terms of Section 9, 10 or 11 of this Agreement and that Employer would suffer irreparable damage as a result of such violation or attempted or threatened violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer, at law or in equity. In the event that either party commences legal action relating to the enforcement of the terms of Section 9, 10 or 11 of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all of the costs and expenses in connection therewith, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

13.          Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which Employee is a party or by which Employee is or may be bound.

14.          Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

15.           Binding Effect; Assignment.

(a)           A.M. Castle’s Business, as defined in Section 10, is carried on by, and the Confidential Information and Trade Secrets as defined in Section 10 have been, and will continue to be, developed by Employer and each of Employer’s subsidiaries and affiliates, all of which shall be included within the meaning of the word “Employer” as that term is used in Sections 9, 10, 11 and 12 of this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Employer and each of the subsidiaries and affiliates included within the definition of the word “Employer” as used in Sections 9, 10, 11 and 12.

(b)           The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the assigns and successors of Employer by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of all or substantially all of the assets or business of Employer, Employer shall cause the transferee to assume the obligations of Employer under this Agreement. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

16.           Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by Employer in respect of any actions or omissions as an employee, officer or director of Employer (or any successor thereof) to the fullest extent permitted by law. If Employee is also entitled to the benefits of indemnification under any separate agreement with Employer, such agreement is hereby reaffirmed and ratified, and this section shall be read as complimentary with and not in conflict with or substitution for such other indemnification agreement. Employer also agrees to obtain directors and officers (D&O) insurance in a reasonable amount determined by the Board and to maintain such insurance during the term of this Agreement (as such Agreement may be extended from time to time) and to ensure that Employee, as a former officer of Employer, is covered under such D&O insurance as may be purchased by Employer either as a going concern or in the form of a “tail” policy thereafter.

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17.          Entire Agreement. This Agreement (including Appendix “A” and Schedules 1 and 2, as either may be amended from time to time) contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including without limitation the Existing Employment Agreement. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

18.          Construction and Interpretation.

(a)           The Board shall have the sole and absolute discretion to construe and interpret the terms of this Agreement on behalf of Employer, unless another individual or entity is charged with such responsibility.

(b)           This Agreement shall be construed pursuant to and governed by the laws of the State of Illinois (but no provision of Illinois law shall apply to cause the application of the law of a state or jurisdiction other than Illinois).

(c)           The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

(d)           Consistent with Section 11(i), the following sentences of this Section 18(d) shall apply. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation that renders the term or provision valid shall be favored.

(e)               This Agreement shall be construed to the extent necessary to comply with the provisions of Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder

19.              Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first-class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

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To Employer:	A.M. Castle & Co.
Attention: Board of Directors
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Fax: (847) 455-0587

To Employee:	Marec E. Edgar
914 Northwoods Road
Deerfield, IL 60015

20.           Venue; Process. The parties agree that all obligations payable and performable under this Agreement are payable and performable at the offices of Employer in Oak Brook, DuPage County, Illinois. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Judicial District Court for DuPage County or in the United States District Court for the Northern District of Illinois, Eastern Division, Chicago Office.

21.           Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A, and one or more of the payments or benefits received or to be received by Employee upon such termination pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Employer and (b) Employee’s death. The provisions of this Section 21 shall apply only to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYER:

A.M. CASTLE & CO.

/s/ Jeremy T. Steele
Jeremy T. Steele
Senior Vice President, General Counsel & Secretary

EMPLOYEE:

/s/ Marec E. Edgar
Marec E. Edgar

Signature Page – Employment Agreement

APPENDIX A

You should consult with an attorney before signing this release of claims.

RELEASE

1.                  In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of ___________________________, 20__ (the “Employment Agreement”), by and between ________________________ (the “Employee”) and A.M. Castle & Co. (the “Employer”) (each of Employee and Employer, a “Party” and collectively, the “Parties”), the sufficiency of which Employee acknowledges, Employee, with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Employer and each of its subsidiaries and affiliates (the “Employer Affiliated Group”), their present and former officers, directors, Employees, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Employer Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Employer Released Party that arises out of, or relates to, the Employment Agreement, Employee’s employment with Employer or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	all rights and entitlements Employee may have under the Employment Agreement to receive the Severance Benefits;

B.	rights that Employee may have to vested benefits under Employer’s Management Incentive Plan and any awards granted to Employee thereunder;

C.	claims for accrued benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Employer Affiliated Group; and

D.	rights to indemnification Employee has or may have under the by-laws or certificate of incorporation of any member of the Employer Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

For the avoidance of doubt, nothing in this Release shall release Employer from its continuing obligations under the Employment Agreement that survive a termination of the Employment Agreement.

2.                  Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Employer Released Party, any such liability being expressly denied.

3.                  This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.                  Employee specifically acknowledges that Employee’s acceptance of the terms of this Release is, among other things, a specific waiver of Employee’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

5.                  Employee acknowledges that Employee has been given a period of forty-five (45) days to consider whether to execute this Release. If Employee accepts the terms hereof and executes this Release, Employee may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If Employee does not timely execute this Release, or if such a revocation occurs, Employee shall irrevocably forfeit any right to payment of the Severance Benefits (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.                  Employee acknowledges and agrees that Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employer Released Party with any governmental agency, court or tribunal. Nothing herein shall limit or impede Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Securities & Exchange Commission, the Equal Employment Opportunity Commission, or any other local, state, or federal agency, and/or any causes of actions that by law Employee may not legally waive.

7.                  Employee acknowledges that Employee has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.                  Employee acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.                  Employee acknowledges that the Severance Benefits that Employee is receiving in connection with this Release and Employee’s obligations under this Release are in addition to anything of value to which Employee is entitled from Employer.

10.              Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.              This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Employer Released Party’s right to enforce any obligations of Employee under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

12.              The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13.              Notwithstanding anything to the contrary herein, this Release shall be void ab initio if Employer fails to provide the Severance Benefits (as defined in the Employment Agreement) to Employee.

14.              This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.              This Release shall be binding upon any and all successors and assigns of Employee and Employer.

16.              Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed of _______________, 20__.

SCHEDULE 1

SCHEDULED ENTITIES AND PERMITTED ACTIVITIES

Permitted Entities:

Gardner Denver, Inc. (former employer)

Permitted Activities:

Paid consulting and trial witness on matters handled during tenure as in-house counsel, as previously approved by A.M. Castle’s Board of Directors

SCHEDULE 2

COVERED EXECUTIVES

Marec E. Edgar

Patrick R. Anderson

Mark A. Zundel

Jim Joyce

Joseph Bonnema

Jeremy T. Steele